Exhibit (1)(c)

RESOLUTION OF THE BOARD OF DIRECTORS OF TRANSAMERICA PREMIER LIFE INSURANCE COMPANY APPROVING PLAN OF MERGER WITH TRANSAMERICA LIFE INSURANCE COMPANY.

TRANSAMERICA PREMIER LIFE INSURANCE COMPANY

SECRETARY’S CERTIFICATION

The undersigned, Gregory E. Miller-Breetz, being a duly constituted Deputy Secretary of Transamerica Premier Life Insurance Company, a corporation organized under the laws of the state of Iowa (hereafter referred to as the “Company”), hereby certifies that the following is a true and correct copy of resolutions duly adopted by the Board of Directors of the Company by unanimous written consent on July 15, 2020, and that said resolutions are still in full force and effect:

RESOLVED, that the Board of Directors of the Company hereby approves the terms and form, as attached, of the Articles of Merger and the Plan of Merger of Transamerica Premier Life Insurance Company, an Iowa corporation, with and into Transamerica Life Insurance Company, an Iowa corporation, wherein Transamerica Life Insurance Company will be the surviving corporation, and that the effective date of the merger will be October 1, 2020, or such later date as the appropriate regulatory authorities have approved such merger.

FURTHER RESOLVED, that the Articles of Merger and the Plan of Merger be submitted and recommended for approval to the sole shareholder of the Company.

FURTHER RESOLVED, that the officers of the Company be and they are hereby authorized to take such actions and execute such documents as they may deem necessary to effectuate the aforesaid Articles of Merger and Plan of Merger.

IN WITNESS WHEREOF, I have affixed my name in my official capacity of Deputy Secretary of Transamerica Premier Life Insurance Company this 16th day of July, 2020.

/s/ Gregory E. Miller-Breetz
Gregory E. Miller-Breetz
Deputy Secretary